EXHIBIT (l)

Letter of Investment Intent

Sit Investment Associates, Inc.

Letter of Investment Intent

Purchase of

Sit Mutual Funds, Inc.

Series H Common Shares

Sit Global Dividend Growth Fund

Sit Investment Associates, Inc. (“SIA”) intends to purchase approximately one hundred (100) Series H Common Shares, of each share class, of Sit Mutual Funds, Inc. for $10 per share on or before September 30, 2008. SIA will hold said shares for investment purposes.

SIT INVESTMENT ASSOCIATES, INC.
By:	/s/ Roger J. Sit

Its:	President

DATED:	September 16, 2008

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